EXHIBIT 5.1
August 17, 2006
Tollgrade Communications, Inc.
493 Nixon Road
Cheswick, Pennsylvania 15024
Ladies and Gentlemen:
     We have acted as counsel to Tollgrade Communications, Inc., a Pennsylvania corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 1,300,000 shares of the Company’s common stock, par value $0.20 per share, which are to be issued from time to time to certain employees and directors of the Company in connection with the Tollgrade Communications, Inc. 2006 Long-Term Incentive Compensation Plan (the “Plan”).
     In connection with this opinion, we have examined, among other things:
(1)	the Articles of Incorporation and bylaws of the Company, each as amended to date;

(2)	actions taken by the Board of Directors of the Company on March 6, 2006, authorizing the issuance of up to 1,300,000 shares of the Company’s common stock under the Plan and reserving 1,300,000 shares of the Company’s common stock for such purpose; and

(3)	the Plan as currently in effect.
     Based upon the foregoing and upon an examination of such other documents, corporate proceedings, certificates, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, we are pleased to advise you that in our opinion, the 1,300,000 shares of common stock being registered and which may be issued by the Company pursuant to the provisions of the Plan, when sold and issued in accordance with the Plan, will be validly issued, fully paid and non-assessable.
     In rendering the foregoing opinion, we have not examined the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America and the foregoing opinion is limited to such laws.
     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.
Very truly yours,
/s/ Eckert Seamans Cherin & Mellott, LLC
Eckert Seamans Cherin & Mellott, LLC
BDK/PCH